Exhibit 99.1

1111 South Arroyo Parkway 7084
P.O. Box 7084	Press Release
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	January 22, 2007

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the First Quarter of Fiscal 2007

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2007 ended December 31, 2006.

First Quarter Fiscal 2007 Highlights:

•	Diluted EPS grew to $1.01, a 40.3% increase over the prior year

•	Net earnings rose to $61.3 million, a 42.4% increase over the prior year

•	Backlog increased $1.4 billion, or 15.6%, from December 31, 2005 to $10.4 billion

Jacobs reported today record net earnings of $61.3 million, or $1.01 per diluted share, on revenues of $2.0 billion for its first quarter of fiscal 2007 ended December 31, 2006. This compares to net earnings of $43.0 million, or $0.72 per diluted share, on revenues of $1.7 billion for the same period last year.

Jacobs also announced backlog totaling $10.4 billion at December 31, 2006, including a technical professional services component of $5.5 billion. This compares to total backlog and technical professional services backlog of $9.0 billion and $4.5 billion, respectively, at December 31, 2005.

Commenting on the results for the first quarter, Jacobs President and CEO Craig L. Martin stated, “Our first quarter results are good, giving us a strong start for fiscal 2007. Backlog is up nicely and our prospects for new business remain healthy. We expect fiscal 2007 to be a year of significant earnings growth for the company.”

Also commenting on the results for the first quarter and on the Company’s earnings outlook for the remainder of fiscal 2007, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “With our strong first quarter results we are increasing our earnings per share guidance for fiscal 2007 to a range of $4.00 to $4.30.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, January 23, 2007, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through January 30, 2007. The dial-in number for the audio replay is 706.645.9291 (confirmation code 6383846).

Jacobs, with over 44,000 employees and revenues approaching $8.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2006 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended December 31
	2006	2005
Revenues	$2,018,508	$1,683,458
Costs and Expenses:
Direct costs of contracts	(1,747,058)	(1,471,521)
Selling, general, and administrative expenses	(177,076)	(144,524)

Operating Profit	94,374	67,413
Other (Expense) Income:
Interest income	4,248	2,460
Interest expense	(1,594)	(1,619)
Miscellaneous expense, net	(1,305)	(1,027)

Total other expense, net	1,349	(186)

Earnings Before Taxes	95,723	67,227
Income Tax Expense	(34,461)	(24,202)

Net Earnings	$61,262	$43,025

Earnings Per Share (“EPS”):
Basic	$1.04	$0.74
Diluted	$1.01	$0.72

Weighted Average Shares Used to Calculate EPS:
Basic	58,813	57,962
Diluted	60,647	59,666

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Other Operational Information (in thousands):

	Three Months Ended December 31
	2006	2005
Revenues by Major Component:
Technical professional services	$956,682	$756,940
Field services	1,061,826	926,518

Total	$2,018,508	$1,683,458

Depreciation (pre-tax)	$10,885	$9,635

Capital Expenditures	$14,990	$10,840

Selected Balance Sheet and Backlog Information (in thousands):

	At December 31
	2006	2005
Balance Sheet Information:
Cash and cash equivalents	$484,513	$271,162
Working capital	855,474	609,038
Total debt	95,361	102,144
Stockholders’ equity	1,498,860	1,219,682

Backlog Information:
Technical professional services	$5,542,200	$4,524,800
Field services	4,854,300	4,474,700

Total	$10,396,500	$8,999,500

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